UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 3, 2004


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                              CONTACTS: 408-995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Rick Barraza, x1125


        Pre-Arranged Trading Plan Executed on Behalf of Calpine Executive

     (SAN JOSE, CALIF.) /PR Newswire-First Call/ February 3, 2004 - Calpine Corporation [NYSE:CPN] today announced that Chairman, Chief Executive Officer and President Peter Cartwright plans to exercise certain of his Calpine options, which otherwise would expire on September 30, 2004 and December 31, 2004. On each exercise date, Mr. Cartwright will sell only a sufficient amount of option shares to pay the exercise price of the options and to cover taxes and fees. He expects to hold the majority of the exercised option shares. Mr. Cartwright's transactions are pursuant to a pre-arranged structured sales plan that is in accordance with both the Securities and Exchange Commission's Rule 10b5-1 and Calpine's insider trading policy. The first of these pre-arranged exercises and sales occurred on February 2, 2004 and will continue on the 1st and 15th of each month, or the next trading day if those dates fall on a weekend or holiday, through November 15, 2004.

     As of February 2, 2004, Mr. Cartwright held 11,633,115 total options, 1,246,560 of which will expire on September 30, 2004, and 1,429,384 of which will expire December 31, 2004. As of December 31, 2003, he owned 691,604 shares of Calpine stock.

     Pre-arranged   trading  plans  created  under  Rule  10b5-1  allow  company employees to sell and purchase a company's stock pursuant to a predetermined trading program established by the employee at a time the employee is not aware of material non-public information. Mr. Cartwright entered into this arrangement to exercise his expiring options during an open trading window in accordance with Calpine's insider trading policy. A third-party broker administers Mr. Cartwright's structured trading plan.

     Calpine Corporation, celebrating its 20th year in power in 2004, is the leading North American power company dedicated to providing electric power to wholesale and industrial customers from clean, efficient, natural gas-fired and geothermal power facilities. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.




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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  February 3, 2004